CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-106576 on Form N-1A under the Securities Act of 1933, of our reports dated April 28, 2004, appearing in the annual report to shareholders of The Bear Stearns Funds for the fiscal year ended March 31, 2004, relating to The Bear Stearns Funds, comprising the S&P STARS Portfolio, S&P STARS Opportunities Portfolio, The Insiders Select Fund, Intrinsic Value Portfolio, Small Cap Value Portfolio, Alpha Growth Portfolio, International Equity Portfolio, and Prime Money Market Portfolio and to the references to us under the headings “Financial Highlights” in the Prospectuses which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 27, 2004